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October 19, 2007
Contact: Charles J. Viater

President/CEO

               MFB CORP. ANNOUNCES QUARTERLY DIVIDEND DECLARATION

Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC) (the "Corporation"), parent company of MFB Financial (the "Bank"), announced today that the Corporation has declared a cash dividend of $0.190 (nineteen cents) per share of common stock for the quarter ended September 30, 2007. The dividend is payable on November 13, 2007 to holders of record on October 30, 2007. Charles J. Viater, President and CEO stated, "This dividend represents a 15.2% increase over the dividend declared for the quarter ended September 30, 2006. This increase provides continued evidence of the Corporation's commitment to core earnings growth and shareholder value." MFB Corp expects to release its earnings for the fiscal year ended September 30, 2007 as soon as the annual audit is completed by its independent accounting firm.

MFB Corp.'s wholly owned federal savings bank subsidiary, MFB Financial (the "Bank") conducts business in Indiana from their corporate office in Mishawaka and eleven banking centers in St. Joseph, Elkhart and Hamilton Counties. The Bank offers a variety of lending, deposit and other financial services to its retail and business customers. The Wealth Management Group of the Bank attracts high net worth clients and offers trust, investment, insurance, broker advisory, retirement plan and private banking services in the Bank's primary counties and Montgomery County, Indiana. The Bank has also recently added a New Buffalo mortgage loan office located in Berrien County, Michigan. For more information, go to www.mfbbank.com.